AFFINITY MEDIAWORKS CORP.

SPECIAL MEETING OF THE
BOARD OF DIRECTORS

October 28, 2014

A Special Meeting of the Board of Directors of Affinity Mediaworks Corp., a Nevada corporation (the “Company”), was held at 1:00 PM on the date written above. Mark T. Gleason, sole director and secretary, was present at the meeting constituting a quorum.

ISSUANCE OF PREFERRED SHARES

WHEREAS, 20,000 shares of Series A Preferred Stock has been authorized by the Board with each share of said stock entitling the owner thereof to 25,000 votes; and

WHEREAS, Cortland Communications, LLC (Cortland”) has agreed to accept 20,000 shares of the Series A Preferred Stock in order to reduce the debt it is owed by the Company in the amount of Five Thousand Dollars ($5,000.00); it is therefore

RESOLVED, to issue 20,000 shares of the Series A Preferred Stock to Cortland each share being entitled to 25,000 votes, for the reduction by Five Thousand Dollars ($5,000.00) of the debt owed by the Company to Cortland.

GENERAL RESOLUTIONS

RESOLVED, that the officers of the Company, and any of them be, and each of them hereby is, authorized, empowered and directed for and on behalf of the Company and in its name or otherwise, to do or cause to be done all such acts or things and to execute and deliver, or cause to be executed and delivered, all such agreements, documents and instruments (including, without limitation, all notices and certificates required or permitted to be given or made under the terms of any of the agreements approved herein), as such officer or officers of the Company executing the same shall deem necessary, appropriate or advisable to effectuate or carry out the purposes and intent of the foregoing resolutions and to perform the obligations of the Company under the agreements, documents and instruments referred to therein, the execution and delivery of such agreements, documents, instruments, notices and certificates and the taking of any such action conclusively to evident the due authorization thereof by the Company; and be it

FURTHER RESOLVED, that any action taken by any director, officer, employee or agent of the Company on or prior the date hereof in furtherance of any of the forgoing matters be, and each such action hereby is, approved, ratified and confirmed in all respects as the action and deed of the Company.

There being no further business to bring before the Board, upon motion duly made, seconded and unanimously carried, the meeting was adjourned.

Date: October 28, 2014

_/s/ Mark T. Gleason_______
Mark T. Gleason, Secretary